EXHIBIT 10.16

VIASYSTEMS GROUP ANNUAL INCENTIVE COMPENSATION PLAN

ARTICLE I

     1.1 Purpose. The Viasystems Group, Inc. Company Annual Incentive Compensation Plan serves to attract, motivate, reward and retain senior management talent required to achieve corporate objectives and increase shareholder value. The Plan provides a means to link the annual cash compensation of corporate officers and other key managers with the achievement of financial goals and for the organizational objectives of the Company as a whole. Under the Plan, participants are afforded the opportunity to earn additional compensation above base pay contingent on the achievement of a threshold level of business results, the measure for which is established at the beginning of each annual performance period in connection with the annual planning and budgeting process. The additional compensation opportunity afforded participants under the Plan increases proportionately with improved business results, subject to a predefined maximum incentive compensation level.

ARTICLE II

     2.1 Definitions. Except where the context otherwise indicates, the following definitions shall apply:

(a)	“Award” shall mean the dollar amount of incentive compensation payable to a Participant under the Plan for a Plan Year, which will be determined as a percentage of such Participant’s Base Pay.

(b)	“Base Pay”, subject to the exceptions hereinafter set forth, shall be the base salary of the Participant for a specified period in effect on January 1 of a Plan Year. In the event that during the course of a Plan Year a Participant receives a promotion or demotion or an employee of the Company or a Subsidiary becomes a Participant under the Plan pursuant to the provisions of Section 3.2 hereof, the Compensation Committee, in its sole and absolute discretion, may specify that the base salary of such Participant for a specified period in effect on a date other than January 1 of the Plan Year shall be such Participant’s Base Pay for purposes of determinations made for the Plan Year.

(c)	“Beneficiary” shall mean the person, persons, trust or trusts entitled by Will or the laws of descent and distribution to receive the benefits specified under the Plan in the event of the Participant’s death prior to the payment of an Award.

(d)	“Board of Directors” shall mean the Board of Directors of the Company.

(e)	“Cause” shall mean (i) fraud or dishonesty, competition with the Company, unauthorized use of any of the Company’s trade secrets or confidential information or failure to properly perform the duties assigned to Participant, in the reasonable judgment of the Company or (ii) in the event the Participant has entered into an employment agreement with the Company, the definition of “Cause” set forth in such agreement.

(f)	“Chief Executive Officer” shall mean the Chief Executive Officer of the Company.

(g)	“Compensation Committee” shall mean the Compensation Committee of Directors of the Company, appointed by the Board of Directors from among its members, no member of which shall be an employee of the Company or a Subsidiary.

(h)	“Company” shall mean Viasystems Group, Inc. and its successors.

(i)	“Corporate Target” shall mean the level of performance for the Company and its Subsidiaries for a Plan Year on a consolidated basis, which the Compensation Committee determines must be attained for a Participant to receive a Maximum Incentive Payout.

(j)	“Corporate Threshold” shall mean a minimum level of performance, determined for the Company and its Subsidiaries for a Plan Year on a consolidated basis, which must be attained for any Awards for such Plan Year to be made pursuant to the Plan.

(k)	“Incentive Compensation Spread” shall be the difference obtained by subtracting the Minimum Incentive Payout from the Maximum Incentive Payout.

(l)	“Maximum Incentive Payout” shall mean the maximum amount of an Award (determined as a percentage of Base Pay) payable to a Participant as determined by the Compensation Committee or as set forth in an Employment Agreement governing such Participant’s employment with the Company.

(m)	“Minimum Incentive Payout” shall mean the minimum amount of an Award payable to a Participant as determined by the Compensation Committee or as set forth in an Employment Agreement governing such Participant’s employment with the Company.

(n)	“Participant” shall mean any employee of the Company or a Subsidiary who participates in the Plan pursuant to the provisions of Article III hereof.

(o)	“Performance Target Range” shall mean the Corporate Target minus the Corporate Threshold.

(p)	“Plan” shall mean the Viasystems Group, Inc. Annual Incentive Compensation Plan, as the same may be from time to time amended.

(q)	“Plan Year” shall mean the calendar year ending December 31, 2004 and each subsequent calendar year thereafter.

(r)	“Subsidiary” shall mean any corporation 50 percent or more of whose voting power is owned directly or indirectly by the Company.

(s)	“Termination of Service” shall mean the voluntary cessation of a Participant’s employment with the Company or a Subsidiary or the cessation of a Participant’s employment with the Company or a subsidiary for Cause.

(t)	“Total Incentive Compensation Opportunity” shall mean the aggregate amount of compensation, which may be received annually by a Participant under the Plan.

ARTICLE III

     3.1 Participation. Company officers shall be Participants annually. In addition, such other key employees as may be annually designated as Participants by the Company’s Chief Executive Officer shall be Participants under the Plan. The provisions of this Section are subject to the provisions of the next succeeding Section.

     3.2 Changes in Participants During Plan Year. If during the course of a Plan Year an employee of the Company or a Subsidiary, by reason of having been newly elected as an officer of the Company, would otherwise have been a Participant or a different category of Participant had such employee’s status been the same at the beginning of the Plan Year, the Chief Executive Officer (except with respect to any actions or status changes involving himself, in which case the determination shall be made by the Compensation Committee), in his sole and absolute discretion, may determine (i) in the case of such newly elected officer, whether participation or a change in category should be effective with such election or delayed until the inception of the next Plan Year and (ii) where applicable, appropriate and equitable modifications in the Total Incentive Compensation Opportunity. In the event that during the course of the Plan Year, a person is newly hired by the Company in a key management position and the Chief Executive Officer feels such employee’s participation in the Plan is merited, the Chief Executive Officer shall designate in writing such employee as a Participant in the Plan for such Plan Year and make those determinations which he deems appropriate of the type specified in clause (ii) of the preceding sentence.

ARTICLE IV

     4.1 Administration. Performance requirements, as more fully discussed in Article V hereof, shall be set by the Compensation Committee. The Compensation Committee shall have the responsibility to construe and interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the administration of the Plan and to make all other determinations necessary or advisable for administration of the Plan. Subject only to compliance with the express provisions hereof, the Compensation Committee and the Chief Executive Officer may act in their sole and absolute discretion with respect to the Plan.

ARTICLE V

     5.1 Performance Requirements. Prior to the last day of February of each Plan Year, the Compensation Committee will approve the Corporate Target for the Plan Year taking into consideration the benefits to the Company’s shareholders upon achievement of such Corporate Target relative to the aggregate cost of the Awards potentially payable as a result thereof, and will approve the Corporate Threshold for such Plan Year which must be achieved in order for any Award under the Plan to be payable. The Corporate Target may be based on such measurements, financial or otherwise, as the Compensation Committee may from time to time deem appropriate. If the Compensation Committee deems a change in the Company’s business, operations, corporate or capital structure, the manner in which it conducts business or any other change to be extraordinary and material and determines that, as a result of such change, the established Corporate Target or Corporate Threshold is no longer appropriate, it may modify the Corporate Target or Corporate Threshold as deemed appropriate and equitable in its sole and absolute discretion.

     As soon as practicable, after the end of a Plan Year, the Compensation Committee will determine whether the Corporate Threshold and the Corporate Target were attained. Determinations of the Compensation Committee and Officer shall be conclusive and binding on all Participants and Beneficiaries.

ARTICLE VI

     6.1 Awards. Participants shall have a Total Incentive Compensation Opportunity through Awards under the Plan for a Plan Year as follows:

(a)	Awards for Participants. Subject to the provisions of Section 6.1(c) below, the amount of an Award to a Participant shall be determined as follows:

1.	If the Corporate Threshold is achieved, the Participant shall receive the Minimum Incentive Payout applicable to such Participant’s category.

2.	If the Corporate Target is achieved, the Participant shall receive the Maximum Incentive Payout applicable to such Participant’s category.

3.	If the level of performance achieved exceeds the Corporate Threshold but is less than the Corporate Target, a Participant shall receive an amount equal to the Minimum Incentive Payment applicable to such Participant’s category plus that percentage of the Incentive Compensation Spread which is equal to the percentage of the Performance Target Range that is actually earned or achieved, not to exceed 100 percent.

(b)	Discretionary Awards. Notwithstanding any other provision contained herein to the contrary, the Compensation Committee may, in its sole discretion, make such other or additional Awards to a Participant as it shall deem appropriate.

(c)	Termination of Service During Plan Year. If a Termination of Service occurs with respect to a Participant prior to the end of a Plan Year, following the end of the Plan Year and provided that an Award would have been payable to the Participant under the terms of the Plan had a Termination of Service not occurred prior to the end of the Plan Year, the Compensation Committee in its or his sole discretion may determine, through proration or otherwise, the amount which such Participant or Beneficiary should receive.

     6.2 Payment of Awards. Each Participant shall receive payment, in a cash lump sum, of his or her Award as soon as practicable following the determinations with respect thereto made pursuant to Section 6.1 hereof.

     6.3 Tax Withholding. The Company or employing Subsidiary through which payment of an Award is to be made shall have the right to deduct from any payment hereunder any amounts that Federal, state, local or foreign tax law requires with respect to such payment.

ARTICLE VII

     7.1 Rights of Participants and Beneficiaries.

(a)	Neither status as a Participant or Beneficiary shall be construed as a commitment that any Award will be made under the Plan.

(b)	Nothing contained in the Plan or in any document related to the Plan or to any Award shall confer upon any Participant any right to continue as an employee or in the employ of the Company or a Subsidiary or constitute any contract or agreement of employment or interfere in any way with the right of the Company or a Subsidiary to reduce such person’s compensation, to change the position held by such person or to terminate the employment of such person, with or without cause.

(c)	No benefit payable under, or interest in, this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any such attempted action shall be void and no such benefit or interest shall be, in any manner, liable for, or subject to debts, contracts, liabilities or torts of any Participant or Beneficiary. Any attempt at transfer, assignment or other alienation prohibited by the preceding sentence shall be disregarded and all amounts payable hereunder shall be paid only in accordance with the provisions of the Plan.

(d)	No Participant, Beneficiary or other person shall have any right, title or interest in any fund or in any specific asset of the Company or any Subsidiary by reason of any Award hereunder. There shall be no funding of any benefits which may become payable hereunder. Nothing contained in the Plan (or in any document related thereto), nor the creation or adoption of the Plan, nor any action taken pursuant to the provisions of the Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company or a Subsidiary and any Participant, Beneficiary or other person. To the extent that a Participant, Beneficiary or other person acquires a right to receive payment with respect to an Award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary. All amounts payable under the Plan shall be paid from the general assets of the Company or a Subsidiary, as applicable, and no special or separate fund or deposit shall be established and no segregation of assets shall be made to assure payment of such amounts. Nothing in the Plan shall be deemed to give any employee any right to participate in the Plan except in accordance herewith.

     7.2 Governing Law. The Plan and all related documents shall be governed by, and construed in accordance with, the laws of the State of Missouri. If any provision hereof shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of the Plan shall continue to be fully effective.

     7.3 Amendment and Termination of Plan and Awards. Notwithstanding anything herein to the contrary, the Compensation Committee may, at any time, terminate or, from time to time amend, modify or suspend the Plan; provided, however , no such termination, amendment, modification or suspension shall adversely affect the rights of any Participant in respect of any current Plan Year which is in effect at the time of such termination, amendment, modification or suspension.

     7.4 Effective Date. The Plan shall become effective as of January 1, 2003, for Plan Years beginning on or after January 1, 2003, and shall remain in effect until such time as it may be terminated pursuant to Section 7.3.